Date of Purchase
Fund Name
SSC Fund Code
Money Manager
CUSIP
Issuer
Broker
Underwriter(s)
Affiliated Underwriter in the
Syndicate
Amount of Purchase ($)
Amount of Offering ($)
Purchase Price Net of Fees and
Expenses
Offering Price at Close of First
Business Day
Commission, Spread or Profit
04/04/07
Core Bond
GUE3
Goldman Sachs Asset Management
88732JAA6
Time Warner
Wachovia
Goldman, Sachs & Co.; ABN Amro.
Citigroup Global Markets, DB Sec.;
Wachovia Securities
Goldman Sachs
$300,000.00
$1,500,000,000.00
$99.815
$99.815
0.35%